EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between AESIGN EVERTRUST INC., a company incorporated federally under the Canada Business Corporations Act (the “Company”), Nexsan Corporation, a Delaware corporation (“Nexsan”), and Thomas F. Gosnell (“Executive”) is hereby entered into and effective as of March 24, 2005

RECITALS

WHEREAS, the Company wishes to employ Executive as its Chief Executive Officer and Executive wishes to be employed by the Company in such capacity, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.                                       Employment and Duties.

(a)                                  The Company hereby employs Executive in the position Chief Executive Officer of the Company (and such other positions consistent with his status as the Chief Executive Officer of the Company as shall be reasonably assigned to Executive by the Company’s Board of Directors (the “Board”)).  Executive shall have all of the normal and customary responsibilities, duties and authorities customarily accorded to, and expected of, such positions including those as may be established by the Board; provided that the nature of such responsibilities, duties and authorities shall not be materially inconsistent with Executive’s positions and duties hereunder or with those customarily accorded to, and expected of, a chief executive officer of a company similar to the Company.

(b)                                 Executive hereby accepts this employment terms and conditions contained herein and agrees to devote his fill business time, attention and efforts to promote and further the business of the Company.  Executive shall not, during the Term of his employment hereunder (as defined in Section 4 hereof), be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Board.  Notwithstanding the foregoing limitations, provided that such activities neither interfere with the discharge of the duties and responsibilities of Executive hereunder nor violate the terms of Section 3 hereof, Executive shall be able to devote occasional business time to charitable, industry trade group and community activities and making personal passive investments in publicly traded securities in general and in competitors of the Company and of Nexsan; provided that Executive shall not in any event own more than 2% of the issued and outstanding securities of any such publicly traded company.

(c)                                  Executive faithfully shall adhere to, execute and fulfill all policies lawfully established by the Board acting in good faith.

2.                                       Compensation.  For all services rendered by Executive in any capacity required hereunder, the Company shall compensate Executive as follows:

(a)                                  Base Salary.  During the term hereof, Executive shall he paid a base salary at a rate of US$200,000 per year (the “Base Salary”), payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less frequently than monthly.

(b)                                 Vacation.  Executive shall be entitled to four (4) weeks (i.e., twenty (20) days) paid vacation per year.

(c)                                  Incentive Bonus Plan.  During the Term hereof, Executive shall be eligible to receive a fiscal year end performance bonus (the “Bonus”) based upon the Company’s level of achievement of pre-established performance goals that shall be determined by the Board, based on gross revenues and net operating margin.  For the fiscal year ending December 31, 2005, Executive shall be entitled to a Bonus equal to 50% of his Base Salary in the event the Company’s gross revenues equals or exceeds US$752,000 and the Company’s earnings before interest, taxes, depreciation, and amortization does not exceed a loss of US$2,044,776.  In subsequent years, the Bonus will be based on gross revenues and net operating margin determined by the Board (acting in good faith) based on the Board approved budget for such year (excluding extraordinary gains).  The Bonus will continue to be 50% of base salary if the relevant targets are met.  The Bonus, if any, will be paid to Executive in accordance with policies established by the Board, from time to time, with respect to the method and timing for payment of bonuses to executives of the Company generally.

(d)                                 Benefits and Other Compensation.  Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)                                     The Company shall provide Executive with coverage under its current health, hospitalization, disability, dental, vision, life, and other insurance plans, and under its retirement and other benefit plans that the Company may have in effect from time to time on the same terms generally provided to other senior executives of the Company from time to time.  In addition.  the Company and: or Nexsan shall include Executive as a covered insured under its Directors and Officers insurance policy and any other liability or similar insurance policies, if provided to other senior executives of the Company or Nexsan.

(ii)                                  In the event the Executive relocates to Southern California at the request of the Board (it being agreed between the parties that the Executive has no obligation to so relocate), the Company shall reimburse Executive for all relocation expenses actually, reasonable and properly incurred by him up to a maximum of US$50,000 and his Base Salary (and therefore the Bonus) shall be increased by 25%.

(iii)                               Reimbursement for all business travel and other out-of-pocket expenses actually, reasonably and properly incurred by Executive in the performance of his services pursuant to this Agreement (including Internet and telecom charges related to the Executive’s home office, which the parties acknowledge the Executive is entitled to maintain).  All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, and shall be reimbursed on a monthly basis.

(e)                                  Payment.  Except as otherwise provided herein, payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and source deductions.

(f)                                    Cessation of Employment.  In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such events except as otherwise provided herein.

3.                                       Non-Competition Agreement.

(a)                                  Executive shall not, without the prior written consent of the Board, during any Term and for the Applicable Period, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business of whatever nature, either directly or indirectly:

(i)                                     engage as an employee, officer, director, shareholder, member, manager, owner, partner, joint venturer, trustee, whether as an Executive, independent contractor, agent, consultant or advisor, or as a sales representative, in any business anywhere in the territory of the province of Québec and the state of California (the “Territory”), that is involved in the activities of those segments of the data storage business known as the Information Lifecycle Management, archiving and Content-Addressable Storage (the “Activities”);

(ii)                                  solicit any person who is at that time, or at any time within the preceding ninety (90) days of the time of the proposed call was, an employee of the Company or consultants to the Company, for the purpose, or with the intent, of enticing such employee or consultant away from, or out of, the employ of the Company or to terminate their consulting agreement with the Company or for the purpose of hiring such employee or consultant for Executive or any other Person; provided  however, that this Section 3(a)(ii) shall not apply to any person who independently contacts Executive during the Applicable Period in response to a general solicitation by a person or entity with which Executive is affiliated published in a newspaper or other publication of general circulation that is not specifically targeted at the Company’s employees; or

(iii)                               solicit any person or entity that is at that time, or that was, at any time within the twelve (12) months prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company.

For the purposes of this Agreement the term “Applicable Period” shall mean twelve (12) months from the date Executive ceases to be an employee of the Company, regardless of the reason for separation.

(b)                                 Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may he enforced by the Company in the event of breach by him, by injunctions and restraining orders, without the necessity of posting a bond or other security.

(c)                                  It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities, business and plans of the Company on the date of the execution of this Agreement; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with any change in the activities, business or plans of the Company throughout the term of this Agreement.  Therefore, Executive and the Company will enter into, at the request of the Company and as needed, amendments of such covenants in accordance with Exhibit A of this Agreement, more particularly but without limiting the generality of the foregoing, subsection 3(a) of this Agreement, in order to give effect to this intent with respect to either of the Territory and the Activities,

(d)                                 The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant or part thereof shall not affect the remainder of such covenant or provisions of any other covenant.

(e)                                  All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants; provided that the Company is not in breach of any obligation with respect to the payment of Severance (as defined in Section 4(d) hereof) and the Company’s breach of such obligation is a result of circumstances other Executive’s breach of Section 3 or Section 6 hereof.

(f)                                    Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 3(a) hereof, the period of time for which Executive shall be prohibited pursuant to Section 3(a) hereof shall be the maximum time permitted by law.

4.                                       Term; Termination; Rights on Termination.  The term of this Agreement shall begin on the date hereof and shall continue in full force and effect until such time as this Agreement is terminated in accordance with the provisions hereof This Agreement and Executive’s employment may he terminated in any one of the following ways:

(a)                                  Death.  Executive’s employment hereunder shall immediately terminate upon his death, and the Company shall pay to Executive’s estate all salary and Bonus amounts earned with respect to the Executive’s prior full year of employment but unpaid as of the date of his death, and all other unpaid benefits for period prior to the date of his death.

(b)                                 Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall not have performed his duties hereunder on a full-time basis for three (3) consecutive months or for one hundred twenty (120) days in any twelve (12) month period, the Executive’s employment under this Agreement may be terminated by the Company upon thirty (30) days written notice if Executive is unable to resume his full time duties at the conclusion of such notice period.  The Executive’s compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual Base Salary, reduced by the amounts of disability pay, if any, paid to the Executive under any Company disability program or personal disability insurance.  The Executive shall not be entitled to any further salary or other compensation from the Company for any period subsequent to the effective date of such termination, except for all salary, pay in lieu of accrued vacation time, and Bonus amounts earned with respect to the Executive’s prior full year of employment but unpaid as of the effective date of such termination, all other unpaid benefits for periods prior to the effective date of his termination, and any other pay and benefits, if any, in accordance with then existing severance policies of the Company and Company benefit plans.

(c)                                  Termination by Company

(i)                                     For Cause.  The Company may terminate the Agreement immediately upon written notice to Executive for good cause, which shall mean: (i) Executive’s willful misconduct or gross negligence in the performance or nonperformance of’ any of Executive’s material duties and responsibilities hereunder; (2) Executive’s continued and willful refusal promptly to follow any lawful direction of the Board; (3) Executive’s willful misconduct or gross negligence in the performance or intentional nonperformance of numerous of his duties and responsibilities (regardless materiality) under this Agreement, which in the aggregate, constitute a material nonperformance hereunder; (4) Executive’s willful misrepresentation, fraud, alcohol or illegal drug abuse, or material misconduct with respect to the business or affairs of the Company, which materially and adversely affects, or can reasonably be expected so to affect, the operations, prospects or reputation of the Company; (5) Executive’s conviction of or pica of nolo contendere to a felony or other crime involving moral turpitude: (6) Executive’s material breach of any fiduciary duty owed to the Company or breach of the provisions of Section 3 or material breach of Section 6 hereof, which breach is not cured within thirty (30) days of written notice to Executive or is incapable of cure; (7) any other willful and material breach by Executive of this Agreement that is not cured within thirty (30) days of written notice to Executive or is incapable of cure; or (8) any other errors, acts or omissions or any other reason which constitutes termination for cause under applicable law.  In the event of a termination for cause, as contemplated in this subsection 4(c)(i), the Company shall have no further obligation to make any payments to Executive or to provide any other benefits to him hereunder except for any Base Salary, pay in lieu of accrued Vacation time, reimbursement or other benefits that have accrued or vested but not been paid as of the effective date of such termination.

(ii)                                  Without Cause.  The Company may at any time during any Term terminate this Agreement, if such termination is approved by the Board.  In the event of a termination by the Company without cause, the Company’s obligations hereunder shall be as follows: (1) paying Severance to Executive in accordance with subsection 4(e) hereof; (2) paying for accrued and unused Vacation time owing to the Executive.  (3) paying any earned (with respect to the Executive’s prior full year of employment), but unpaid Bonus; (4) continuing Executive’s participation through the Severance Period in any health benefits in which Executive was participating on the effective date of such termination; save and except for long term disability coverage, and (5) providing to Executive any other benefits hereunder that have accrued or vested but have not been paid as of the effective date of such termination.  Except for pay in lieu of accrued and unused vacation time which shall be made forthwith, the payments hereunder shall be made as and when such payments would have been made had Executive’s employment not have terminated hereunder.  The Company’s obligation to pay the amount referred to in subsections 4(c)(ii)(1) and 4(c)(ii)(1) shall he subject to Executive’s duty to mitigate his damages following the date on which this Agreement is terminated in accordance with this subsection 4(c)(ii).  Except as provided herein, all other obligations of the Company under this Agreement shall cease as of the date of termination.  The payments and other benefits due to Executive hereunder shall be inclusive of all statutory or other legal sever entitlements of Executive.

(d)                                 Termination by Executive.  Executive may at any time during the Term terminate his employment hereunder upon One Hundred Twenty (120) days prior written notice to the Company.

(e)                                  Severance.  if Executive’s employment is terminated by the Company pursuant to Section 4(c)(ii) the Company shall, subject to Executive’s execution of a release, whereby the Executive releases the Company from all statutory and other claims or rights that Executive may have against the Company and its current and former officers, directors, and employees, including, but not limited to, all statutory claims or rights relating to Executive’s employment and/or termination, (but excluding any claims or rights relating to the Company’s obligations to pay Executive Severance due and owing to him hereunder), and further including, but without limiting the generality of the foregoing, the execution by the Executive of all cotenants in section 3(a) of this Agreement for the Severance Period, in a form reasonably acceptable to the Company (a “Release”), continue to pay Executive (1) his then current Base Salary and (2) fifty percent (50%) of the Bonus paid, agreed to be paid, or awarded for the prior year (the “Severance”) for a period of twelve (12) months (the “Severance Period”).  The Severance is expressly understood and agreed not to be salary or payroll compensation to an Executive, but rather, severance to a former Executive.  Notwithstanding anything herein to the contrary, if Executive has breached a provision of Section 6 of this Agreement, or has breached a provision of Section 3 or Section 5 of this Agreement and Executive has failed to cure such breach within thirty (30) days of notice from the Company describing such breach in reasonable detail, then the Severance payments shall terminate immediately.

5.                                       Inventions.  Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, that have been conceived or made prior to the date hereof or that are conceived or made by Executive following the date hereof solely or jointly with another, during any Term and that are directly related to the business or activities of the Company whether or not conceived during or after regular business hours or using any property or facilities of the Company.  Executive hereby assigns and agrees to assign all of his right, title and interest in and to any such intellectual property to the Company or its nominee and Executive hereby expressly waives any and all moral rights he may have in or in relation to such intellectual property.  Executive covenants and agrees to sign all such documents, instruments or agreements and to perform all such acts or otherwise assist the Company as are reasonably necessary in order to perfect and give effect to the foregoing assignment of intellectual property rights and, to the extent applicable, waiver of moral rights therein.  Executive agrees that all such materials that he develops or conceives and/or documents related thereto during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall he the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe time in perpetuity.  Executive agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all seen conceptions, ideas, improvements and discoveries and shall execute all such documents, including patent, trademark and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership right therein and to provide the Company the full and complete benefit thereof.  Should any arbitrator or court of competent jurisdiction ever hold that such materials do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the patents, trademarks, copyrights and any other proprietary rights arising therefrom.  Executive reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to Executive for the materials and the contributions he will make to the development of any such information or materials.  Executive agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and will, at the request of the Company, execute any and all instruments or documents reasonably necessary desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information and materials.

6.                                       Confidential Information and Trade Secrets.  Executive acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to, or compiled by, Executive by or on behalf of the Company or its representatives, vendors or customers that pertain to the business of the Company shall be, and remain, the property of the Company and he subject at all times to its discretion and control.  Executive agrees that he shall maintain strictly the confidentiality of, and shall not disclose any such Confidential Information or Trade Secrets to any person without the prior written consent of the Board.

For purposes hereof, the parties agree that “Confidential Information” means and includes:

•                  All business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, franchising arrangements and agreements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company;

•                  All information and materials that are proprietary and confidential to a third party and that have been provided to the Company by such third party for the Company’s use; and

•                  All information derived from such Confidential Information.

Confidential Information shall not include information and materials that are (i) already, or otherwise become, known by, or generally available to, Executive or the public, other than as a result of an act or omission by the Executive in breach of the provisions of this Agreement or any other applicable agreement between the Executive and the Company or by another party in violation of an obligation of confidentiality to the Company; (required to be disclosed for Executive not to be in violation of any applicable law or regulation; (iii) required to be disclosed by Executive in connection with the enforcement of any of his rights under this Agreement or any other agreements between Executive and the Company; or (iv) required to be disclosed pursuant to an order of, or are necessary to be disclosed in connection with any litigation or other proceeding in which testimony is compelled before, any court or like entity or governmental authority; provided that in any such case, Executive shall provide the Company with prompt notice of such request, order or intended disclosure, cooperate reasonably with the Company in resisting or limiting, as appropriate, the disclosure of such Confidential information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Company has had a reasonable opportunity to resist such disclosure, unless he is ordered otherwise pursuant to an order of a court of competent jurisdiction or he is advised by his counsel that such disclosure must he made at such time to avoid any legal penalty.

For purposes hereof, the term “Trade Secret” shall mean trade secrets of the Company, including, without limitation, the whole or any portion or phase of any, scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

Notwithstanding the foregoing restrictions and limitations set forth in this Section 6, the terms Confidential Information and Trade Secrets shall not include any materials or information disclosed by Executive in the good faith performance and exercise of his responsibilities, duties and authority in the ordinary course hereunder.

7.                                       Return of Company Property, Termination of Employment.  At such time as Executive’s employment with the Company is terminated for any reason under Section 4(b) or 4(c) hereof he shall he required to participate in an exit interview for the purpose of assuring a proper termination of his employment and his obligations hereunder.  On or before the actual date of such termination, Executive shall return to the Company all of the Company’s records, materials and other physical objects obtained during his employment with the Company, including, without limitation, all Comp at credit cards and access keys and all materials, containing or derived from any Trade Secrets or Confidential Information.

8.                                       No Prior Agreements.  Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity.  Further, Executive agrees to indemnify the Company for, and hold the Company harmless from, and against, all claims by any third party that such third party may now have, or may hereafter come to have, against the Company based upon, or arising out of, any violation of breach or any noncompetition, invention or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement, and other expenses directly related thereto incurred by the Company, including, but not limited to, reasonable fees and expenses of investigation.

9.                                       Binding Effect; Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.  Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills Executive agrees, therefore, that he cannot assign all or any portion of his performance obligations under this Agreement.

10.                                 Complete Agreement.  Executive has no oral representations, understandings or agreements with the Company or any of its affiliates or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive regarding the subject matter contained herein and of all the terms of this Agreement.  It cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by this Agreement.

11.                                 Notices.

(a)                                  Any notice, designation, communication, request, demand or other document, required or permitted to he given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)                                     delivered personally to the Executive or, in the case of the Company, to the address and person noted below,

(ii)                                  sent to the party entitled to receive it by registered mail, postage prepaid, mailed in Canada (or the United States in the event that the executive relocated to Southern California), or

(iii)                               sent by telecopy machine.

(b)                                 Notices shall he sent to the following addresses or telecopy numbers:

(i)                                     in the case of the Executive,

(ii)                                  in the case of the Company,

c/o Nexsan Corporation

21700 Oxnard Street, Suite 1850

Woodland Hills, CA 91367

Attention: President, Nexsan Corporation

or to such other address or telecopier number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(c)                                  Any notice, designation, communication, request, demand, and or other document given or sent or delivered as aforesaid shall:

(i)                                     if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii)                                  it sent by mail as aforesaid, he deemed to have been given, sent, delivered and received (but not actually received) on the third Business Day following the date of wailing, unless at any time between the date of mailing and the third Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance or interruption of regular postal service; and

(iii)                               if sent by telecopy machine, be deemed to have been given, sent, delivered and received on the date the sender receives the telecopy answer back confirming receipt by the recipient.

12.                                 Severability; Pleadings.  It is the intention of the parties that the provisions hereof shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable.  In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof.  The Section headings herein are for reference purposes only and are not intended any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

13.                                 Company Actions.  Executive acknowledges that, except as provided in Section 3(e) hereof, in any action by the Company to enforce the provisions of Sections 3, 5, 6, 7 or 8 of this Agreement, claims asserted by Executive against the Company arising out of his employment with the Company or otherwise shall not constitute a defense to enforcement of his obligations hereunder.

14.                                 Arbitration.  Any unresolved dispute or controversy arising under or in connection with this Agreement (excluding specifically, however, claims and counterclaims of the Company arising out of any breach by Executive of the provisions of Sections 3, 5, 6, or 7) shall be settled exclusively by arbitration in Québec under the Civil Code of Procedure by an arbitrator who is mutually agreeable to the parties hereto, or.  if the parties cannot agree on the selection of the arbitrator, then before three arbitrators, one of which shall be appointed by Buyer, one of which shall be appointed by the Sellers acting together, and the third of which shall be chosen by the rules under the Civil Code of Procedure such arbitrator or arbitrators hereinafter referred to as the “Arbitrator”).  The decision in such arbitration shall be final and binding on the parties, and judgment upon such decision may be entered in any court having jurisdiction thereof.  The parties hereby agree that the Arbitrator shall he empowered to enter an equitable decree mandating specific performance of this Agreement.  The parties hereto further agree that the loser any such arbitration (as determined by the Arbitrator) shall pay for the winner’s (as determined by the Arbitrator) costs and expenses related to the arbitration (including, without limitation, reasonable attorney’s fees).  Prior to the award of costs by the Arbitrator, each of the Employer and the Executive shall advance half the costs and fees of the Arbitrator, which amount paid shall be refunded or repaid by the losing party to the winning party upon such determination by the Arbitrator.

15.                                 Governing Law and Forum.  This Agreement shall in all respects be construed according to the laws of the province of Québec, and all matters in dispute, except for all matters the parties have given exclusive jurisdiction to the Arbitrator in accordance with section 14 of this Agreement, shall be referred to the superior courts of such jurisdiction.  The prevailing party in any legal proceeding shall be entitled to recovery of his or its reasonable legal fees and costs.  If the Executive relocates his residence in accordance with subsection 2(d) of this Agreement or otherwise, the Executive hereby irremediably agrees and consents to execute, as requested by the Company and at its sole discretion, an amendment to this Agreement necessary conform their employment relationship to the new jurisdiction, as appropriate.

16.                                 Counterparts.  This Agreement may he executed in counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when all counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile) by the parties.

17.                                 Modifications.  This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer.  No waiver by Executive or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision.  The failure of Executive or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them.

18.                                 Survival.  The provisions of Sections and 6 hereof shall survive termination of this Agreement for any reason.

19.                                 EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS.  EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY INDEPENDENT LEGAL COUNSEL OF HIS CHOOSING AND THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT THAT WOULD PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

20.                                 Guarantee by Parent Company.  Nexsan, the ultimate parent corporation of the Company, hereby guarantees, to the fullest extent possible, all of the obligations of the Company hereunder.

21.                                 Language.  The parties have required that this Agreement and all documents relating or attached hereto be drawn up in English.  Les parties ont demondé que cette convention ainsi que tous les documents qui s’y rattachent soient redigés en anglais.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

AESIGN EVERTRUST INC.

		By:	/s/ Philip Black
Name: Philip Black
Title:

NEXSAN:

NEXSAN CORPORATION:

		By:	/s/ Philip Black
Name: Philip Black
Title: CEO

	)	EXECUTIVE:
)
)
	)	/s/ Thomas F. Gosnell
Witness:	)	THOMAS F. GOSNELL

Name:	)

EXHIBIT A

FORM OF AMENDMENT TO EMPLOYMENT

Memorandum of Agreement re: Amendment to Employment Agreement entered between AESIGN EVERTRUST INC., a company incorporated federally under the Canada Business Corporations Act (the “Company”), and Thomas F. Gosnell (“Executive”), is hereby entered into and effective as of,                                         ,               .

WHEREAS an Employment Agreement was entered into between the Company and the Executive on                2005, (the “Agreement”);

AND WHEREAS the parties in accordance with Sub-Section 3 c) of the Agreement, have agreed to modify the Agreement;

NOW THEREFORE this Agreement witnessed that in consideration of mutual covenants and agreements set out in the Employment Agreement and herein, the panics hereto hereby agree as follows:

1.                                      INTERPRETATION

(a)                                  As of the date of signature of the present amendment, this Amendment number          is deemed to be an integral part of the Agreement and the Agreement shall be read and interpreted as incorporating all modifications contained herein;

(b)                                 All of the provisions of the Agreement not affected by the present Amendment number          shall remain in full force as drafted

2.                                      MODIFICATIONS

(a)                                  Article 3.(a) (i) is rescinded and replaced by the following article:

3.(a) (i) engage, as an employee, officer, director, shareholder, member, manager, owner, partner, joint venture, trustee, whether as an Executive, independent contractor, agent, consultant or advisor, or as a sales representative, in any business anywhere in the territory of        (the “Territory”), that is involved in the activities of        (the “Activities”);

3.                                      GENERAL

(a)                                  This Agreement shall he construed in accordance with the laws of                                       .

(b)                                 Executive acknowledges and agrees that the amendments to the Territory and Activities herein are reasonable and properly required for the adequate protection of the business of the Company.

(c)                                  Executive acknowledges that before signing this Memorandum of Amendment, he was given an opportunity to read it, carefully evaluate it, and to ask any questions he may have had regarding same or its provisions.

(d)                                 Executive also acknowledges that he has had the right to have this Memorandum of Amendment reviewed by an independent legal counsel of his choice and that the Company gave him a reasonable period of time to do so if he so wished.

(e)                                  The parties acknowledge that they have required that this Agreement and all related documents be prepared in the English language.  Les parties reconnaissent avoir exiger que la présente convention et tous les documents connexes soient rédigés dans la langue anglaise.

IN WITNESS THEREOF, the parties hereby agree to terms and conditions of this Amendment to the Employment Agreement as of the date first above written.

COMPANY:

AESIGN EVERTRUST INC.

By:
Name:
Title:

EXECUTIVE:

)
Witness:	)	THOMAS F. GOSNELL
Name:	)

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), dated as of November 14, 2007, is made by and among NEXSAN TECHNOLOGIES CANADA INC., a company incorporated federally under the Canada Business Corporations Act (the “Company”), NEXSAN CORPORATION, a Delaware corporation (“Nexsan”), and THOMAS F. GOSNELL (the “Executive”).

WHEREAS, the Company, Nexsan and the Executive entered into a certain Employment Agreement dated March 24, 2005 (the “Employment Agreement”); and

WHEREAS, the Company, Nexsan and the Executive desire to amend the Employment Agreement as provided herein.

1.             Definitions.  Unless otherwise specifically defined herein, all capitalized terms used in this Amendment shall have the meaning ascribed thereto in the Employment Agreement.

2.             Amendment to Employment Agreement.  The bonus provisions of the Employment Agreement are hereby clarified as follows, the same to be read in conjunction with and as an amendment to Section 2(c) of the Employment Agreement (replacing the third, fourth and fifth sentences of such section in their entirety):

Commencing with calendar years ending December 31, 2007, the Executive shall be entitled to a Bonus in an amount up to 50% of his Base Salary (the “Target Bonus Amount”), calculated as follows:  (i) in the event Nexsan’s gross consolidated revenues for such year equals or exceeds US$56,008,000 for the calendar year ending December 31, 2007 or equals or exceeds amounts for subsequent calendar years as determined herein, the Executive shall be entitled to 75% of the Target Bonus Amount; and (ii) if Nexsan’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) exceed US$957,000 for the calendar year ending December 31, 2007 or equals or exceeds amounts for subsequent calendar years as determined herein, the Executive shall be entitled to 25% of the Target Bonus Amount.  In subsequent years, the Bonus will be based on the achievement of gross revenue and EBITDA targets prepared by Nexsan’s CEO in consultation with the Executive, both acting reasonably with respect to the same, and submitted to the Board of Directors of Nexsan for approval, it being understood and agreed that the targets will be based on the Board approved budget for such year (excluding extraordinary gains).  The Target Bonus Amount will continue to be 50% of Executive’s Base Salary and shall be allocated 75% to achievement of the gross revenue target and 25% to achievement of the EBITDA target.  The Bonus, if any, will be paid to the Executive in accordance with policies established by the Board of Directors of Nexsan, from time to time, with respect to the method and timing for payment of bonuses to executives of Nexsan generally.  For purposes herein, (A) “Gross Revenue Target” shall mean the gross revenue target for a specific calendar year prepared as set forth herein, which shall be, for calendar year ending December 31, 2007, as set forth in clause (i) above, and (B) “EBITDA Target” shall mean the EBITDA target for a specific calendar year prepared as set forth herein, which shall be, for the calendar year ending December 31, 2007, as set forth in clause (ii) above.

Upon achieving a minimum of 75% of the Gross Revenue Target (the “Minimum Gross Revenue Target”), the Executive will be entitled to payment of 75% of the Target Bonus Amount under clause (i) above.  As Nexsan’s actual gross revenues for such year increases from the Minimum Gross Revenue Target, for every percentage point achieved above the Minimum Gross Revenue Target, the percentage of the Target Bonus Amount under clause (i) shall increase by the same percentage point.  In no event shall the Executive be entitled to a Target Bonus Amount under clause (i), if Nexsan’s actual gross revenues for such year is less than the Minimum Gross Revenue Target.  Upon achieving 100% of the Gross Revenue Target, the Executive is entitled to payment of 100% of that portion of the Target Bonus Amount payable under clause (i) above.

Upon achieving a minimum of 75% of the EBITDA Target (the “Minimum EBITDA Revenue Target”), the Executive will be entitled to payment of 75% of the Target Bonus Amount under clause (ii) above.  As Nexsan’s earnings before interest, taxes, depreciation, and amortization for such year increases from the Minimum EBITDA Target, for every percentage point achieved above the Minimum EBITDA Revenue Target, the percentage of the Target Bonus Amount under clause (ii) above shall increase by the same percentage point.  In no event shall the Executive be entitled to a Target Bonus Amount under clause (ii) above, if Nexsan’s earnings before interest, taxes, depreciation, and amortization for such year is less than the Minimum EBITDA Target.  Upon achieving 100% of the EBITDA Target, the Executive is entitled to payment of 100% of that portion of the Target Bonus Amount payable under clause (ii) above.

3.             Full Force and Effect.  The parties agree that all terms of the Employment Agreement not otherwise amended hereunder shall remain in full force and effect.

4.             Severability.  If any provision of this Amendment shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Amendment, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each provision of this Amendment shall be valid and enforceable to the fullest extent permitted by law.

5.             Modifications.  This Amendment may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer.

6.             Entire Agreement.  This Amendment together with the Employment Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained herein and therein.  No agreements or representations, oral or otherwise, express or implied, with

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respect to the subject matter hereof have been made by either party which are not expressly set forth in this Amendment or the Employment Agreement.

7.             Arbitration.  Any unresolved dispute or controversy arising under or in connection with this Amendment shall be settled exclusively by arbitration in accordance with Section 14 of the Employment Agreement.

8.             Governing Law.  This Amendment shall in all respects be construed according to the laws of the province of Québec.

9.             Counterpart Originals.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.           Binding Effect.  All of the terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.           Assignment.  The rights and obligations of the Executive under this Amendment shall not be assignable by the Executive.

12.           Language.  The parties have required that this Agreement be drawn up in English.  Les parties ont demandé que cette convention ainsi que tous les documents qui s’y rattachent soient rédigés en anglais.

13.           THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ AND CONSIDERED ALL CLAUSES OF THIS AMENDMENT AND HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL OF THE EXECUTIVE’S CHOOSING.  THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS RECEIVED A FULL AND COMPLETE COPY OF THE TEXT OF THIS AMENDMENT PRIOR TO THE EXECUTIVE’S EXECUTION THEREOF.

[The Remainder of this Page is Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first above written.

NEXSAN TECHNOLOGIES CANADA INC.

By:	/s/ Philip Black

Name:	Philip Black

Title:

NEXSAN CORPORATION

By:	/s/ Philip Black

Name:	Philip Black

Title:	President

THE EXECUTIVE

/s/ Thomas F. Gosnell
Thomas F. Gosnell

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